Exhibit 99.1

Annovis Bio Presented at the 14th Clinical Trials on Alzheimer’s Disease Conference

With additional data, the primary, secondary, and exploratory endpoints were met in Phase 2a study

BERWYN, PA., November 12, 2021 -- Annovis Bio, Inc. (NYSE American: ANVS) ("Annovis" or the "Company"), a clinical-stage drug platform company addressing Alzheimer's disease (AD), Parkinson's disease (PD), and other neurodegenerative diseases, today reported new data on ANVS401 from the Company’s Phase 2a study during the 14th Clinical Trials on Alzheimer's Disease conference (CTAD).

ANVS401 is an oral translational inhibitor of neurotoxic aggregating proteins (TINAPs) currently being developed for AD, AD in Down Syndrome, and PD. In the Phase 2a trial, ANVS401 was shown to be well-tolerated and safe, and its pharmacokinetics was found to be in line with levels measured earlier in humans, meeting both the primary and secondary endpoints. Additionally, exploratory endpoints were met when the Phase 2a data showed that ANVS401 treatment resulted in statistically significant improvement in motor function in PD patients and cognition in AD patients.

Data from the Phase 2a clinical trial presented today at CTAD showed that treatment with ANVS401 reduced neurotoxic proteins in both AD and PD patients (Figure 1). Further, ANVS401 decreased inflammation and improved axonal integrity and synaptic functions in both AD and PD patients (Figure 2 and Figure 3). All values are in comparison to placebo and are based on all data points.

Figure 1 - APP (and its downstream products), t-Tau, and p-Tau are the neurotoxic proteins involved in AD, while α-Synuclein (α-Syn) is the neurotoxic culprit of PD.

Figure 2 - Inflammatory markers are lowered in both AD and PD patients, showing a stabilization of inflammation in both neurodegenerative disorders.

Figure 3 - Neuronal and synaptic markers are lowered in both AD and PD patients, meaning that the nerve cells are healthier.

This data strengthens the understanding of optimal ANVS401-induced neurotoxic protein reduction in both animal models and humans. In the Phase 2a study, most biomarkers and inflammatory markers of both AD and PD treated patients were reduced by 3 to 20% at ANVS401 doses that saw significant improvement in cognition and function. This aligns with AD and PD mouse model studies that showed APP and α-Syn were reduced by 5 to 20% and 3 to 10%, respectively, at ANVS401 doses that also saw significant improvement in cognition and function. This suggests that slight changes in ANVS401-reduced neurotoxic proteins result in significant downstream effects in both animals and humans.

“We believe we have begun to unravel the relationship between biomarker reduction and efficacy, a topic that has been a focus of research for some time. By comparing biomarker levels at fully effective doses of ANVS401 in both mice and humans suffering from AD and PD, we see that a small reduction in biomarkers and inflammatory markers is sufficient to lead to statistically significant improvements in outcomes,” commented Founder, President and CEO of Annovis Maria Maccecchini, Ph.D. “Meeting primary endpoints and the reversal of the toxic cascade combined with improvements in cognition and function are the foundation for us to ask the FDA for two meetings – one to move into two phase 3 clinical trials for AD and one to move into two phase 3 clinical trials for PD.”

The primary endpoint of the Phase 2a clinical trials, safety, was met as no serious adverse events (AEs) and no AEs leading to dosage withdrawal were observed in both Phase 2a clinical trials. It should be noted that most AEs were due to spinal fluid collection, which typically results in headaches and back aches in patients. Another endpoint was pharmacokinetics and the plasma levels of ANVS401 measured in this study corresponded to plasma levels seen in previous human studies.

A replay of the presentation will be available on demand on the conference website after 48 hours. The presentation slides will be also available on the Investors & Media tab of the Annovis website.

About Annovis Bio, Inc.

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer's disease (AD), Parkinson's disease (PD), and Alzheimer's in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD, and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. We conducted two Phase 2 studies: one in AD patients and one in both AD and PD patients. In the AD/ PD study our drug improves memory loss and dementia associated with AD, as well as body and brain function in PD.

For more information on Annovis Bio, please visit the company's website www.annovisbio.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words, and include, without limitation, statements regarding the timing, effectiveness, and anticipated results of ANVS401 clinical trials. Forward-looking statements are based on Annovis Bio, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

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Media and Investor Contact:

Nic Johnson

Russo Partners, LLC

(303) 482-6405

nic.johnson@russopartnersllc.com